At Fenix Parts:
Scott Pettit
Chief Financial Officer
scottpettit@fenixparts.com

Investor and Media Inquiries:
Chris Kettmann
Clermont Partners
312-690-6002
ckettmann@clermontpartners.com

Fenix Parts Announces Fourth Quarter and Full Year 2015 Results

Fourth Quarter 2015 Highlights

•	Revenues were $30.2 million, including revenue from post-IPO acquisitions, compared to fourth quarter 2014 pro forma revenues of $31.1 million

◦	Strong growth in parts sold to retail and repair shop customers

◦	Continued negative impact of foreign exchange and commodity prices

•	Significant non-cash amortization and other charges related to purchase accounting for 2015 business combinations and an accrual to increase potential contingent consideration

•	Successful acquisitions in October 2015 and ongoing integration of Butler Auto Sales and Tri-City Auto Salvage

WESTCHESTER, IL - April 14, 2016 - Fenix Parts, Inc. (Nasdaq: FENX), a leading recycler and reseller of original equipment manufacturer (“OEM”) automotive products, today announced fourth quarter and full year 2015 results. Fenix completed its IPO and the acquisitions of its eight founding companies (“Founding Companies”) in May 2015, an acquisition (Ocean County Auto Wreckers) in August 2015 and two additional acquisitions (Butler Auto Sales and Parts and Tri-City Auto Salvage) in October 2015. The accompanying financial statements include results of Fenix Parts, as a standalone entity for the period from inception in January 2014 to May 18, 2015, and the Founding Companies and other acquisitions from their respective dates of acquisition, including the preliminary purchase accounting valuations for acquired companies.

Consolidated revenues of Fenix Parts were $30.2 million for the fourth quarter of 2015 and $68.9 million for the full year 2015. For the comparable periods in 2014, there were no revenues because Fenix Parts had not yet completed the acquisition of the Founding Companies.

Sales of recycled OEM products were $26.7 million for the fourth quarter of 2015, up from $25.7 million for the same period last year (on a pro-forma combined basis), in both cases including sales contributed by Ocean County, Butler and Tri-City. Sales from other ancillary activities, which include the sale of commodities, were approximately $3.5 million in the fourth quarter of 2015 compared to $5.4 million in the fourth quarter of 2014 (on a pro-forma combined basis). Substantially lower average prices for commodities, including crushed car bodies - which declined by approximately 68% from the fourth quarter of 2014 to the fourth quarter of 2015 and 42% between the third and fourth quarters of 2015 - adversely impacted fourth quarter 2015 revenue. In addition, Fenix has substantial operations in Canada, and depreciation in the Canadian dollar of roughly 16% year over year compared to the U.S. Dollar contributed to lower reported revenues in the fourth quarter of 2015.

The following table provides a breakdown of revenue to show the impact of part sales, foreign operations, acquisitions and commodities for the fourth quarter of 2015 compared to pro forma revenue of the companies for the comparable period of 2014:

Fenix Parts Revenue Summary (in $US, millions)

	Fourth Quarter (Unaudited)
	2015 Reported	2014 Pro Forma
Recycled OE parts and related products
US locations	$21.0	$19.3
Canadian locations	3.7	4.0
Newly acquired locations	6.2	5.8
Gross parts revenue	30.9	29.1
Other ancillary services	3.5	5.4
Intercompany sales eliminations	(4.2)	(3.4)
Net revenue	$30.2	$31.1

Operating loss was $9.1 million for the fourth quarter of 2015 and $30.8 million for the full year 2015. The Company reported a net loss of $4.7 million for the full year 2014 attributable to legal, accounting and administrative costs in preparation for the IPO and concurrent acquisition of the Founding Companies.

The Company’s reported results include adjustments of $11.3 million to reconcile operating loss to net cash during the fourth quarter of 2015 and $22.6 million for the full year 2015, which included the following:

•	The amortization of the fair market value adjustment of acquired inventory was $1.6 million during the fourth quarter and $8.6 million for the full year;

•	Depreciation and amortization expense was $1.4 million during the fourth quarter and $3.6 million for the full year;

•
Increased contingent consideration of $6.2 million in the fourth quarter of 2015 and $6.1 million for the full-year 2015 primarily to accrue for potential earn-outs based on improved expected financial performance for the full-year 2016;

•	Share-based compensation attributable to equity awards was $1.3 million for the fourth quarter and $3.0 million for the full year;

•	The non-cash portion of rent expense of $0.6 million for the fourth quarter and $0.6 for the full year, primarily due to the straight lining of rent; and

•	Deferred revenue for warranty contracts of $0.1 million for the quarter and $0.8 million for the full year.

In addition, the Company’s reported results are impacted by the following items:

•
Professional services fees - primarily accounting, auditing, legal and other costs associated with acquisitions, complex initial filings related to the IPO and transition to reporting as a public company were approximately $9.1 million for the full year 2015; and

•	Deferral in inventory of the benefits of lower prices paid for vehicles in the second half of 2015 compared to historic periods.

For additional information regarding the items mentioned above, please see the MD&A section of the Company’s Form 10-K filing for the year ended December 31, 2015 as well as the updated investor presentation just released.

In addition, Fenix Parts recently entered into an amended and restated credit agreement that adjusts the rate applied to various loans and fees, clarifies the method of calculating EBITDA for covenant tests, including a revised method of calculating the fixed charge coverage ratio, changes the total leverage ratio requirements, and includes certain other credit and financial revisions.

Kent Robertson, CEO of Fenix Parts, said, “During the fourth quarter of 2015, improved sales of recycled OEM parts was more than offset by continued lower scrap revenue as a result of declining commodity prices, foreign currency translation and the impact of significant startup-related costs. We are managing our commodities by aggregating different products into trailer-load quantities realizing higher resale prices to partially offset overall market declines. In addition, we are reducing the impact of foreign exchange by using our Canadian operations to serve local markets and supply product to the U.S. Despite these headwinds, we are very pleased that our core business of selling recycled OE parts remains strong, which should be reflected in our financial results for the first quarter of 2016.”

“In 2015 we took several major steps toward building the foundation for Fenix’s future success,” said Mr. Robertson. “We combined eight industry-leading auto recyclers following our May IPO and completed three strategic acquisitions in Ocean County, Butler and Tri-City in the back half of the year. We are creating a cohesive network to efficiently buy cars, share inventory, and sell and distribute parts. Our strong leadership and operating teams have developed a reputation for consistently meeting the needs of our customers by delivering high quality parts at competitive prices. In addition, we successfully migrated each company into a consolidating reporting platform.”

Mr. Robertson concluded, “As we move into 2016 our primary focus will be on improving our business process and executing our strategy to maximize organic growth opportunities and realize synergies. We are pleased with our recent acquisitions and the industry leaders who have joined our team. We remain excited about the pipeline of companies meeting our acquisition criteria that currently represents more than $150 million of annual revenue. In addition, a number of initiatives are underway that we expect will improve inventory diversity and product availability as we seek to drive more revenue and expand margins throughout the company. With continued strong long-term industry dynamics - including vehicles on the road, low gas prices, miles driven and insurance preferences - along with our network of 16 facilities and our experienced management team we are well positioned to grow our recycled OE parts business and generate improved results for our shareholders.”

Conference Call

Company management will hold a conference call on Friday, April 15, 2016 at 9:00 a.m. Eastern Time. The conference call can be directly accessed from the U.S. and Canada at (877) 312-8825, internationally at (330) 863-3331, or through the investor relations section of the company's website at www.fenixparts.com.

For those unable to participate in the live conference call or webcast, a replay will be available from April 15, 2016 at 12:00 p.m. ET until April 22, 2016 at 11:59 p.m. ET. To access the replay, dial (855) 859-2056 or (404) 537-3406 and refer to the confirmation code 70485168. The replay will also be available on the company’s website.

About Fenix Parts

Fenix Parts is a leading recycler and reseller of original equipment manufacturer (“OEM”) automotive products. The company’s primary business is auto recycling, which is the recovery and resale of OEM parts, components and systems reclaimed from damaged, totaled or low value vehicles. Customers include collision repair shops (body shops), mechanical repair shops, auto dealerships and individual retail customers. Fenix provides its customers with high-quality recycled OEM products, extensive inventory and product availability, responsive customer service and fast delivery.

Fenix was founded in 2014 to create a network that offers sales, fulfillment and distribution in key regional markets in the United States and Canada. The Fenix companies have been in business an average of more than 25 years and currently operate from 16 locations throughout the Eastern U.S. and in Ontario, Canada.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as "may, will, should, anticipates, believes, expects, plans, future, intends, could, estimate, predict, projects, targeting, potential or contingent," the negative of these terms or other similar expressions. Our actual results could differ materially from those discussed or implied herein.

We caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings. These filings are available online at www.sec.gov, www.fenixparts.com or upon request from Fenix Parts.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Fenix Parts, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,826,870	$453,047
Accounts receivable, net of allowance	6,834,047	—
Inventories	38,891,618	—
Prepaid expenses and other current assets	545,089	50,000
Deferred stock offering costs	—	346,369
Total current assets	49,097,624	849,416
PROPERTY AND EQUIPMENT
Leasehold improvements	1,528,086	—
Vehicles	3,132,684	—
Machinery and equipment	7,190,281	—
Office furniture and fixtures	825,507	—
Computer equipment and software	426,328	—
Accumulated depreciation and amortization	(1,493,895)	—
Property and equipment, net	11,608,991	—
OTHER NON-CURRENT ASSETS
Goodwill	76,811,658	—
Intangible assets, net	33,785,718	—
Off market lease payments	1,217,569	—
Indemnification receivables	5,078,367	—
Other non-current assets	67,934	—
Total non-current assets	116,961,246	—
TOTAL ASSETS	$177,667,861	$849,416

Fenix Parts, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Account payable	$3,456,346	$1,673,259
Accrued expenses and other current liabilities	2,846,997	303,731
Sales return reserve	687,799	—
Deferred warranty revenue – current	545,684	—
Deferred rent	329,779	—
Contingent consideration liabilities - current	9,344,626	—
Current portion of long-term debt	793,138	—
Current portion of related party long-term debt	100,000	—
Current portion of non-substantive related party consulting fees	394,769	—
Total current liabilities	18,499,138	1,976,990
NON-CURRENT LIABILITIES
Deferred warranty revenue, net of current portion	226,811	—
Long-term related party debt, net of current portion	100,000	—
Long-term portion of non-substantive related party consulting fees	1,196,235	—
Long-term debt, net of current portion	19,644,692	—
Contingent consideration liabilities, net of current portion	6,084,999	—
Deferred income tax liabilities	15,624,178	—
Amounts due to related parties, net of current portion	774,720	—
Reserve for uncertain tax positions	5,733,480	—
Total non-current liabilities	49,385,115	—
TOTAL LIABILITIES	67,884,253	1,976,990
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock, $0.001 par value; 30,000,000 shares authorized; 19,926,868 and 2,429,333 shares issued and outstanding at December 31, 2015 and 2014, respectively	19,927	2,429
Additional paid-in capital	136,398,571	3,616,571
Accumulated other comprehensive loss	(4,246,811)	—
Accumulated deficit	(30,788,079)	(4,746,574)
Total Fenix Parts, Inc. shareholders’ equity before noncontrolling interest	101,383,608	(1,127,574)
Noncontrolling interest	8,400,000	—
Total shareholders’ equity (deficit)	109,783,608	(1,127,574)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$177,667,861	$849,416
The accompanying notes to the consolidated financial statements are an integral part of these statements.

Fenix Parts, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31, 2015	Period from January 2, 2014 (Inception) to December 31, 2014
Net revenues	$68,945,959	$—
Cost of goods sold	53,559,082	—
Gross profit	15,386,877	—
Selling, general and administrative	28,346,133	231,830
Outside service and professional fees	9,090,533	4,515,287
Depreciation and amortization	2,743,235	—
Change in fair value of contingent consideration liabilities	6,049,652	—
Operating loss	(30,842,676)	(4,747,117)

Interest expense	(262,861)	—
Other (expense) income, net	(1,959,316)	543
Total other expense, net	(2,222,177)	543
Loss before income tax benefit	(33,064,853)	(4,746,574)
Benefit for income taxes	7,023,348	—
Net loss	(26,041,505)	(4,746,574)
Foreign currency translation adjustment	(4,246,811)	—
Net comprehensive loss	$(30,288,316)	$(4,746,574)
Loss per share available to common shareholders
Basic & Diluted	$(1.86)	$(2.22)
Shares used in computing earnings per share
Basic & Diluted	13,332,691	2,142,994
The accompanying notes to the consolidated financial statements are an integral part of these statements.